Exhibit 99.2

HUMBL, Inc. Announces Name Change Application and Ticker Symbol Updates

San Diego, CA April 8, 2025 – HUMBL, Inc. (OTC: HMBL) announced today that it will be submitting an application to the Financial Industry Regulatory Authority (FINRA) to change its corporate name to HUMBL Ventures, Inc. The company has a deadline of June 30, 2025 to apply to change the legal name from HUMBL, Inc. to HUMBL Ventures, Inc. The completion of the name change is subject to final approval by FINRA. HUMBL, Inc. has also received permission from WSCG, Inc. to continue to utilize the HUMBL brand logo and trademark as a component part of its use of the name HUMBL Ventures.

As an additional part of this transition, HUMBL, Inc. has received formal permission from WSCG (WSCG)—the entity that owns the HUMBL brand and ticker symbol (OTC: HMBL), to continue to use the ticker symbol (OTC: HMBL) following the name change. This approval ensures continuity for shareholders and market participants throughout the corporate evolution.

“We believe the name HUMBL Ventures best reflects the company’s business model and strategic roadmap in technology joint ventures, mergers and acquisitions within the holding company, while recognizing the brand DNA of HUMBL and its powerful shareholder base,” said HUMBL, Inc. CEO, Thiago Moura.

The company also announced today a joint venture with MultiCortex AI, a U.S. and Brazilian-based artificial intelligence company as the newest addition to its holding company portfolio.

About HUMBL, Inc.

HUMBL, Inc. is shifting toward a shareholder value-centric model under the leadership of CEO Thiago Moura, Principal of Ybyra Capital — a Brazilian holding company with diversified investments, such as commodities and mining.

The company’s unique structure enables it to create two-way distribution pipelines throughout the United States and Latin America, leveraging Ybyra Capital’s established regional presence to offer strategic partners immediate access to high-growth markets.

The company most recently announced a joint venture with a U.S. and Brazilian-based, Artificial Intelligence (AI) company – MultiCortex AI. MULTICORTEX | HPC FOR AI

HUMBL, Inc. (OTC: HMBL)

Investor Relations: IR@humbl.com

Media Contact: Media@humbl.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included herein are forward-looking statements. These forward-looking statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “continue,” “may,” “will,” “could,” and similar expressions. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the ability to achieve the anticipated benefits of the joint venture, competitive conditions, and general market dynamics. HUMBL, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.